EXHIBIT 99.1
ITEM 6. SELECTED FINANCIAL DATA

The following should be read with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto.

	December 31, 2008		December 31, 2007		October 16 (date of inception to December 31, 2006
Balance Sheet Data:
Total assets	$$$	7,972,000	$$$	158,000	$$$	201,000
Stockholders’ equity (deficit)	$$$	5,369,000		$(132,000)	$$$	1,000
Total equity (deficit)(1)		$5,369,000		$(5,000)		$201,000

	December 31, 2008	December 31, 2007	October 16 (date of inception to December 31, 2006
Operating Data:
General and administrative expense	$875,000	$209,000	$—
Net loss	$(1,227,000)	$(206,000)	$—
Net loss attributable to common stockholders	$(1,106,000)	$(133,000)	$—
Loss per common share attributable to common stockholders, basic and diluted (2)	$(12.90)	$(1,330)	$—
Dividends declared	$185,000	$—	$—
Dividends per common share	$0.06	$—	$—
Weighted average number of shares outstanding (2):
Basic and diluted	85,743	100	100

Other Data:
Cash flows used in operating activities	$(1,270,000)	$(116,000)	$—
Cash flows used in investing activities	$(385,000)	$—	$—
Cash flows provided by financing activities	$9,019,000	$—	$201,000

(1)	Includes noncontrolling interest.
(2)	Net loss and dividends per share are based upon the weighted average number of shares of common stock outstanding.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and notes appearing elsewhere in this Form 10-K. See also “Special Note about Forward Looking Statements” preceding Item 1 of this report.

Overview

We were incorporated on October 16, 2006 for the purpose of engaging in the business of investing in and owning commercial real estate.

As of December 31, 2008, we raised approximately $10.5 million of gross proceeds from the sale of approximately 1.1 million shares of our common stock.  We had not acquired any real estate properties.

Accordingly, the results of operations for the years ended December 31, 2008 and 2007 and the period from October 16, 2006 (date of inception) through December 31, 2006 are indicative of an early-stage enterprise. We have no paid employees and are externally advised and managed by Cornerstone Leveraged Realty Advisors, LLC.

Results of Operations

We began accepting subscriptions for shares under our initial public offering on June 20, 2008.  Operating results in future periods will depend on the results of the operation of the real estate properties that we acquire. As of December 31, 2008, we had not purchased any properties.  We did not engage in any real estate operations and, accordingly, had no income nor property expenses.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

General and administrative expenses increased to $875,000 from $209,000 for the comparable period of 2007.  The increase is due to expenses associated with third party professional, legal, accounting and expense reimbursements to our Advisor.   Real estate acquisition costs increased to $358,000 from $0 for the comparable period of 2007.  The increase is due primarily to acquisition-related fees incurred by our Advisor subsequent to us reaching the minimum offering amount on August 10, 2008 that have been expensed in the anticipation of our adoption of Statement of Financial Accounting Standard No. 141(R), "Business Combinations" on January 1, 2009.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

General and administrative expenses increased to $209,000 from $0 for the comparable period of 2006.  The increase is due to the early state of our offering where most of these expenses were paid to third party professionals, legal and accounting.

Liquidity and Capital Resources

We expect that primary sources of capital over the long term will include net proceeds from the sale of our common stock and net cash flows from operations.  We expect that our primary uses of capital will be for property acquisitions, for the payment of tenant improvements and leasing commissions, for the payment of operating expenses, including interest expense on any outstanding indebtedness, and for the payment of distributions.

As of December 31, 2008, we had approximately $7.4 million in cash and cash equivalents on hand.  Our liquidity will increase as additional subscriptions for shares are accepted in our initial public offering and decrease as net offering proceeds are expended in connection with the acquisition and operation of properties.

As of December 31, 2008, our advisor had incurred approximately $2.8 million in organization and offering expenses, including approximately $0.1 million of organizational costs that have been expensed.  Of this amount, we have reimbursed $0.4 million to our advisor.  Our advisor advances us money for these organization and offering expenses or pays these expenses on our behalf.  Our advisor does not charge us interest on these advances.  We will repay these advances and reimburse our advisor for expenses paid on our behalf using the gross proceeds of our initial public offering, but in no event will we have any obligation to reimburse our advisor for these costs totaling in excess of 3.5% of the gross proceeds from our primary offering.  Our advisor will pay all of our organization and offering expenses described above that are in excess of this 3.5% limitation.  At December 31, 2008, organization and offering costs reimbursed to our advisor are approximately 3.5% of the gross proceeds of our primary offering.  In addition, our advisor will pay all of our organization and offering expenses that, when combined with the sales commissions and dealer manager fees that we incur exceed 13.5% of the gross proceeds from our initial public offering.

We will not rely on advances from our advisor to acquire properties but our advisor and its affiliates may loan funds to special purposes entities that may acquire properties on our behalf pending our raising sufficient proceeds from our initial public offering to purchase the properties from the special purpose entity.

As of December 31, 2008, a total of approximately 1.1 million shares of our common stock had been sold in our initial public offering for aggregate gross proceeds of approximately $10.5 million.

We intend to own our core plus properties with low to moderate levels of debt financing. We will incur moderate to high levels of indebtedness when acquiring our value-added and opportunistic properties and possibly other real estate investments. The debt levels on core plus properties during the offering period may exceed the long-term target range of debt percentages on these types of properties.  However, we intend to reduce the percentage to fall within the 40% to 50% range no later than the end of our offering stage.  Currently, we have no credit facilities in place, but intend to locate adequate debt financing as appropriate in conjunction with our investment policies. To the extent sufficient proceeds from our public offering, debt financing, or a combination of the two are unavailable to repay acquisition debt financing down to the target ranges within a reasonable time as determined by our board of directors, we will endeavor to raise additional equity or sell properties to repay such debt so that we will own our properties with low to moderate levels of permanent financing. In the event that our public offering is not fully sold, our ability to diversify our investments may be diminished.

There may be a delay between the sale of our shares and the purchase of properties.  During this period, our public offering net offering proceeds will be temporarily invested in short-term, liquid investments that could yield lower returns than investments in real estate.

Until proceeds from our public offering are invested and generating operating cash flow sufficient to fully fund distributions to stockholders, we intend to pay a portion of our distributions from the proceeds of our offering or from borrowings in anticipation of future cash flow.  For the twelve months ended December 31, 2008, distributions to stockholders were paid from proceeds of our offering in anticipation of future cash flow.

Potential future sources of capital include proceeds from future equity offerings, proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations. If necessary, we may use financings or other sources of capital at the discretion of our board of directors.

Financial markets have recently experienced unusual volatility and uncertainty. Liquidity has tightened in all financial markets, including the debt and equity markets.  Our ability to fund property acquisitions or development projects, as well as our ability to repay or refinance debt maturities could be adversely affected by an inability to secure financing at reasonable terms, if at all.

Election as a REIT

We expect to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, for the year ended December 31, 2008.  Under the Internal Revenue Code of 1986, we are not subject to federal income tax on income that we distribute to our stockholders.  REITs are subject to numerous organizational and operational requirements in order to avoid taxation as a regular corporation, including a requirement that they generally distribute at least 90% of their annual taxable income to their stockholders.  If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify.  Our failure to qualify as a REIT could result in us having a significant liability for taxes.

Other Liquidity Needs

Property Acquisitions

We expect to purchase properties and have expenditures for capital improvements, tenant improvements and lease commissions in the next twelve months; however, those amounts cannot be estimated at this time. We cannot be certain however, that we will have sufficient funds to make any acquisitions or related capital expenditures.

Debt Service Requirements

As of December 31, 2008, we were not subject to any long term debt arrangements nor did we have commitments from any financial institutions to provide debt financing to us.

Contractual Obligations

On November 11, 2008, we entered into a definitive agreement to purchase an existing assisted living facility, Caruth Haven Court from SHP II Caruth, LP, a non-related party, for a purchase price of approximately $20.5 million.  The acquisition closed in January 2009.

Off-Balance Sheet Arrangements

There are no off-balance sheet transactions, arrangements or obligations (including contingent obligations) that have, or are reasonably likely to have, a current or future material effect on our financial condition, changes in the financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Inflation

Although the real estate market has not been affected significantly by inflation in the recent past due to the relatively low inflation rate, we expect that the majority of our tenant leases will include provisions that would protect us to some extent from the impact of inflation. Where possible, our leases will include provisions for rent escalations and partial reimbursement to us of expenses. Our ability to include provisions in the leases that protect us against inflation is subject to competitive conditions that vary from market to market.

Subsequent Events

Property Acquisition and Related Financing

On November 11, 2008, we entered into a definitive agreement to purchase an existing assisted living facility, Caruth Haven Court from SHP II Caruth, LP, a non-related party, for a purchase price of approximately $20.5 million.   We completed the purchase on January 22, 2009.  The acquisition was funded with net proceeds raised from our ongoing public offering and a secured bridge loan obtained from Cornerstone Operating Partnership, L.P.

On January 22, 2009, in connection with the acquisition of the Caruth Haven Court, we entered into a $14.0 million acquisition bridge loan with Cornerstone Operating Partnership, L.P. Cornerstone Operating Partnership, L.P. is a wholly owned subsidiary of Cornerstone Core Properties REIT, Inc., a publicly offered, non-traded REIT sponsored by affiliates of our sponsor.  The loan is secured by our interest in the property, matures on January 21, 2010, with no option to extend and bears interest at a variable rate of 300 basis points over prime rate for the term of the loan.  We may repay the loan, in whole or in part, on or before January 21, 2010 without incurring any prepayment penalty.  Monthly installments on the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment.

Sale of Shares of Common Stock

From January 1, 2009 through March 6, 2009, we raised approximately $3.0 million through the issuance of approximately 0.3 million shares of our common stock under our initial public offering.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP, requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We believe that our critical accounting policies are those that require significant judgments and estimates such as those related to fair value, real estate purchase price allocation, evaluation of possible impairment of real property assets, revenue recognition and valuation of receivables,  income taxes, and uncertain tax positions. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could vary from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

Fair Value

On January 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements.  SFAS 157 establishes and requires disclosure of fair value hierarchy that distinguishes between data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions. The three levels of hierarchy are: 1) using quoted prices in active markets for identical assets or liabilities; 2) “significant other observable inputs”; and 3) “significant unobservable inputs”.  “Significant other observable inputs” can include quoted prices for similar assets or liabilities in active markets, as well as inputs that are observable for the asset or liability, such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals.  “Significant unobservable inputs” are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Real Estate Purchase Price Allocation

We account for all acquisitions in accordance with Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 141, “Business Combinations” (“FAS 141”), as amended by Statement of Financial Accounting Standard SFAS No 141 (R), “Business Combinations”.  Please see Recently Issued Accounting Pronouncements on the following page. Upon acquisition of a property, we will allocate the purchase price of the property based upon the fair value of the assets acquired, which generally consist of land, buildings, site improvements, tenant improvements, leasing commissions and intangible assets including in-place leases and above market and below market leases.  We will allocate the purchase price to the fair value of the tangible assets of an acquired property by valuing the property as if it were vacant. The value of the building is depreciated over an estimated useful life of 39 years.

The purchase price will be further allocated to in-place lease values based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the respective tenant.  The value of in-place lease intangibles, which will be included as a component of investments in real estate, is amortized to expense over the remaining lease term.

Acquired above and below market leases are valued based on the present value of the difference between prevailing market rates and the in-place rates over the remaining lease term. The value of acquired above and below market leases will be amortized over the remaining non-cancelable terms of the respective leases as an adjustment to rental revenue on our condensed consolidated statements of operations.

We will amortize the value of in-place leases and above and below market leases over the initial term of the respective leases. Should a tenant terminate its lease, the unamortized portion of the above or below market lease value will be charged to revenue.  If a lease is terminated prior to its expiration, the unamortized portion of the tenant improvements, leasing commissions, intangible lease assets or liabilities and the in-place lease value will be immediately charged to expense.

Evaluation of Possible Impairment of Real Property Assets

Rental properties, properties undergoing development and redevelopment, land held for development and intangibles will be individually evaluated for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), when conditions exist which may indicate that it is probable that the sum of expected future undiscounted cash flows is less than the carrying amount.  Impairment indicators for our rental properties, properties undergoing development and redevelopment, and land held for development will be assessed by project and include, but will not be limited to, significant fluctuations in estimated net operating income, occupancy changes, construction costs, estimated completion dates, rental rates and other market factors.  We will assess the expected undiscounted cash flows based upon numerous factors, including, but not limited to, appropriate capitalization rates, construction costs, available market information, historical operating results, known trends and market/economic conditions that may affect the property and our assumptions about the use of the asset, including, if necessary, a probability-weighted approach if multiple outcomes are under consideration.  Upon determination that an impairment has occurred and that the future undiscounted cash flows are less than the carrying amount, a write-down will be recorded to reduce the carrying amount to its estimated fair value.

Revenue Recognition and Valuation of Receivables

Our revenues, which will be comprised largely of rental income, will include rents reported on a straight-line basis over the initial term of the lease. Since our leases may provide for free rent, lease incentives, or other rental increases at specified intervals, we will be required to straight-line the recognition of revenue, which will result in the recording of a receivable for rent not yet due under the lease terms. Accordingly, our management will be required to determine, in its judgment, to what extent the unbilled rent receivable applicable to each specific tenant is collectible. Management will review unbilled rent receivable on a quarterly basis and take into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of unbilled rent with respect to any given tenant is in doubt, we will record an increase in our allowance for doubtful accounts or record a direct write-off of the specific rent receivable.

Income Taxes

We will be electing to be taxed as a REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) beginning with our taxable year ending December 31, 2008.  To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of the REIT’s ordinary taxable income to stockholders.  As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders.  If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service granted us relief under certain statutory provisions.  Such an event could materially adversely affect our net income and net cash available for distribution to stockholders.  However, we believe that we will be organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner so that we will remain qualified as a REIT for federal income tax purposes.

A REIT is subject to a 100% tax on the net income from prohibited transactions. A “prohibited transaction” is the sale or other disposition of property held primarily for sale to customers in the ordinary course of a trade or business. There is a safe harbor which, if met, expressly prevents the IRS from asserting the prohibited transaction test. We have not had any sales of properties to date.

For the year ended December 31, 2008, we generated a deferred tax asset of approximately $326,000.  Because we intend to qualify as a REIT in 2008, which would not allow for the realization of the deferred tax asset, a valuation allowance of a like amount was recorded.

Uncertain Tax Positions

In accordance with the requirements of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 (“FIN 48”), favorable tax positions are included in the calculation of tax liabilities if it is more likely than not that the Company’s adopted tax position will prevail if challenged by tax authorities. As a result of our REIT status, we are able to claim a dividends-paid deduction on our tax return to deduct the full amount of common dividends paid to stockholders when computing our annual taxable income, which results in our taxable income being passed through to our stockholders. Since this dividends-paid deduction has historically exceeded our taxable income, we have historically had significant return of capital to our stockholders. In order for us to be required to record any unrecognized tax benefits or additional tax liabilities in accordance with FIN 48, any adjustment for potential uncertain tax positions would need to exceed the return of capital.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations” (“SFAS 141(R)”).  In summary, SFAS 141(R) requires the acquirer of a business combination to measure at fair value the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, with limited exceptions.  The standard is effective for fiscal years beginning after December 15, 2008, and is to be applied prospectively, with no earlier adoption permitted.  The adoption of this standard required us to expense approximately $398,000 of acquisition related costs in 2008 that related to our 2009 future real estate acquisitions. We adopted this standard on January 1, 2009 and have expensed acquisition costs prospectively.

On January 1, 2009, we adopted Statement of Financial Accounting Standards No. 160 (“SFAS 160”), which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS160 also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented.  In periods subsequent to the adoption of SFAS 160, we will periodically evaluate individual noncontrolling interests for the ability to continue to recognize the noncontrolling interest as permanent equity in the consolidated balance sheets. Any noncontrolling interest that fails to qualify as permanent equity will be reclassified as temporary equity and adjusted to the greater of (a) the carrying amount, or (b) its redemption value as of the end of the period in which the determination is made.

The principal effect on the prior year balance sheets related to the adoption of SFAS 160 is summarized as follows:

	December 31,
Balance Sheets	2008	2007
Equity (deficit), as previously reported	$5,369,000	$(132,000)
Increase for SFAS 160 reclass of noncontrolling interest	-	127,000
Equity (deficit), as adjusted	$5,369,000	$(5,000)

Additionally, the adoption of SFAS 160 requires that net loss be adjusted to include the net loss attributable to the noncontrolling interest, and a new separate caption for net loss attributable to common stockholders be presented in the consolidated statement of operations. Thus, after adoption of SFAS 160, net loss increased by $121,000 and $73,000 for the years ended December 31,  2008 and 2007, respectively, and net loss attributable to common stockholders will be equal to net loss as previously reported prior to the adoption of SFAS 160.

In April 2008, the FASB issued FASB Staff Position SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 intends to improve the consistency between the useful life of recognized intangible assets under SFAS No. 142, Goodwill and Other Intangible Assets, and the period of expected cash flows used to measure the fair value of the assets under SFAS No. 141(R). FSP FAS 142-3 amends the factors an entity should consider in developing renewal or extension assumptions in determining the useful life of recognized intangible assets.  It requires an entity to consider its own historical experience in renewing or extending similar arrangements, or to consider market participant assumptions consistent with the highest and best use of the assets if relevant historical experience does not exist.  In addition to the required disclosures under SFAS No. 142, FSP FAS 142-3 requires disclosure of the entity’s accounting policy regarding costs incurred to renew or extend the term of recognized intangible assets, the weighted average period to the next renewal or extension, and the total amount of capitalized costs incurred to renew or extend the term of recognized intangible assets.  FSP FAS 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008.  While the standard for determining the useful life of recognized intangible assets is to be applied prospectively only to intangible assets acquired after the effective date, the disclosure requirements shall be applied prospectively to all recognized intangible assets as of, and subsequent to, the effective date.  Early adoption is prohibited.  The adoption of FSP FAS 142-3 did not have a material impact on our consolidated financial statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See the index included at Item 15. Exhibits, Financial Statement Schedules.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Cornerstone Growth & Income REIT, Inc.

We have audited the accompanying consolidated balance sheets of Cornerstone Growth & Income REIT, Inc. and subsidiary (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, equity (deficit) and cash flows for the years ended December 31, 2008, and 2007 and for the period from October 16, 2006 (date of inception) through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cornerstone Growth & Income REIT, Inc. and subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007 and for the period from October 16, 2006 (date of inception) through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51 (SFAS 160).

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 17, 2009 (July 14, 2009 as to
the effect of the adoption of SFAS 160
and related disclosure in Note 3)

CORNERSTONE GROWTH & INCOME REIT, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007

	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$7,449,000	$85,000
Prepaid expenses and other assets	97,000	73,000
Acquisition deposits and deferred financing costs	426,000	—
Total assets	$7,972,000	$158,000

LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accounts payable and accrued expenses	$64,000	$115,000
Payable to related parties	2,478,000	48,000
Distributions payable	61,000	—
Total liabilities	2,603,000	163,000

Commitments and contingencies (Note 7)
Equity (deficit):
Stockholders’ equity (deficit):
Preferred stock, $0.01 par value; 20,000,000 shares authorized; no shares were issued or outstanding at December 31, 2008 and 2007	—	—
Common stock, $0.01 par value; 580,000,000 shares authorized; 1,058,252 shares and 100 shares issued and outstanding at December 31, 2008 and 2007, respectively	11,000	—
Additional paid-in capital	6,597,000	1,000
Accumulated deficit	(1,239,000)	(133,000)
Total stockholders’ equity (deficit)	5,369,000	(132,000)
Noncontrolling interest	—	127,000
Total equity (deficit)	5,369,000	(5,000)
Total liabilities and equity (deficit)	$7,972,000	$158,000

The accompanying notes are an integral part of these consolidated financial statements.

CORNERSTONE GROWTH & INCOME REIT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2008 and 2007 and for the Period From October 16, 2006 (date of inception) to December 31, 2006

	Year ended December 31, 2008	Year ended December 31, 2007	October 16, 2006 (date of inception) to December 31, 2006

Expenses:
Real estate acquisition costs	$358,000	$—	$—
General and administrative	875,000	209,000	—
	1,233,000	209,000	—

Operating loss	(1,233,000)	(209,000)	—

Interest income	7,000	6,000	—
Interest Expense	(1,000)	(3,000)	—

Net loss	(1,227,000)	(206,000)	—
Less: net loss attributable to noncontrolling interest	(121,000)	(73,000)	—
Net loss attributable to common stockholders	$(1,106,000)	$(133,000)	$—

Per share amount:
Basic and diluted loss attributable to common stockholders	$(12.90)	$(1,330.00)	$—

Weighted average number of common shares	85,743	100	100

The accompanying notes are an integral part of these consolidated financial statements.

CORNERSTONE GROWTH & INCOME REIT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)
For the Years Ended December 31, 2008 and 2007 and for the Period From October 16, 2006 (date of inception) to December 31, 2006

	Preferred Stock		Common Stock				Total
		Preferred		Common	Additional		Stockholders’		Total
	Number of	Stock	Number of	Stock	Paid-In	Accumulated	Equity	Noncontrolling	Equity
	Shares	Par Value	Shares	Par Value	Capital	Deficit	(Deficit)	Interest	(Deficit)
BALANCE — October 16, 2006 (date of inception)	—	$—	—	$—	$—	$—	$—	$—	$—

Noncontrolling interest contribution	—	—	—	—	—	—	—	200,000	200,000

Issuance of common stock	—	—	100	—	1,000	—	1,000	—	1,000

BALANCE — December 31, 2006	—	—	100	—	1,000		1,000	200,000	201,000
Net loss	—	—	—	—		(133,000)	(133,000)	(73,000)	(206,000)

BALANCE — December 31, 2007	—	—	100	—	1,000	(133,000)	(132,000)	127,000	(5,000)

Issuance of common stock	—	—	1,058,152	11,000	10,568,000	—	10,579,000	—	10,579,000
Offering costs	—	—	—	—	(3,787,000)	—	(3,787,000)	—	(3,787,000)
Distributions declared	—	—	—	—	(185,000)	—	(185,000)	(6,000)	(191,000)
Net loss	—	—	—	—	—	(1,106,000)	(1,106,000)	(121,000)	(1,227,000)

BALANCE — December 31, 2008	—	$—	1,058,252	$11,000	$6,597,000	$(1,239,000)	$(5,369,000)	$-	$5,369,000

The accompanying notes are an integral part of these consolidated financial statements.

CORNERSTONE GROWTH & INCOME REIT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2008 and 2007 and for the Period From October 16, 2006 (date of inception) to December 31, 2006

	2008	2007	October 16, 2006 (date of inception) to December 31, 2006
Cash flows from operating activities:
Net loss	$(1,227,000)	$(206,000)	$—
Adjustments to reconcile net loss to net cash used in operating activities:
Change in operating assets and liabilities:
Prepaid expenses and other	(24,000)	(73,000)	—
Payable to related parties	32,000	48,000	—
Accounts payable and accrued expenses	(51,000)	115,000	—
Net cash used in operating activities	(1,270,000)	(116,000)	—

Cash flows from investing activities:
Acquisition deposits	(385,000)	—	—
Net cash used in investing activities	(385,000)	—	—

Cash flows from financing activities:
Proceeds from issuance of common stock	10,516,000	—	1,000
Offering costs	(1,389,000)	—	—
Deferred financing costs	(41,000)	—	—
Distributions paid	(61,000)	—	—
Distributions paid to noncontrolling interest	(6,000)	—	—
Noncontrolling interest contribution	—	—	200,000
Net cash provided by financing activities	9,019,000	—	201,000

Net increase (decrease) in cash and cash equivalents	7,364,000	(116,000)	201,000
Cash and cash equivalents - beginning of period	85,000	201,000	—
Cash and cash equivalents - end of period	$7,449,000	$85,000	$201,000

Supplemental disclosure of non-cash financing and investing activities:
Distributions declared not paid	$61,000	$—	$—
Distributions reinvested	$63,000	$—	$—
Offering costs payable to related parties	$2,398,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

CORNERSTONE GROWTH & INCOME REIT, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008, 2007 and Period From October 16, 2006 (date of inception) to December 31, 2006

1.	Organization

Cornerstone Growth & Income REIT, Inc., a Maryland corporation, was formed on October 16, 2006 under the General Corporation Law of Maryland for the purpose of engaging in the business of investing in and owning commercial real estate.  As used in this report, “we” “us” and “our” refer to Cornerstone Growth & Income REIT, Inc and its consolidated subsidiary, except where context otherwise requires. We are newly formed and are subject to the general risks associated with a start-up enterprise, including the risk of business failure.  Subject to certain restrictions and limitations, our business is managed by an affiliate, Cornerstone Leveraged Realty Advisors, LLC, a Delaware limited liability company that was formed on October 16, 2006 (the “Advisor”), pursuant to an Advisory agreement.

On November 14, 2006, Terry G. Roussel, our President and CEO, purchased 100 shares of common stock for $1,000 and became our initial stockholder. Our articles of incorporation authorize 580,000,000 shares of common stock with a par value of $0.01 and 20,000,000 shares of preferred stock with a par value of $0.01. We will offer a minimum of 100,000 (the “Minimum Number of Shares”) and a maximum of 50,000,000 shares of common stock, consisting of 40,000,000 shares for sale to the public (the “Primary Offering”) and 10,000,000 shares for sale pursuant to the our distribution reinvestment plan (collectively, the “Offering”).

Cornerstone Growth & Income Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) was formed on October 17, 2006.  At December 31, 2008, we owned approximately 97.96% general partner interest in the Operating Partnership while the Advisor owned approximately 2.04% limited partnership interest.  We anticipate that we will conduct all or a portion of our operations through the Operating Partnership. Our financial statements and the financial statements of the Operating Partnership are consolidated in the accompanying condensed consolidated financial statements. All intercompany accounts and transactions have been eliminated in consolidation.

2.	Public Offering

On November 14, 2006, Terry G. Roussel, our President and CEO, purchased 100 shares of common stock for $1,000 and became our initial stockholder. Our articles of incorporation authorize 580,000,000 shares of common stock with a par value of $.01 and 20,000,000 shares of preferred stock with a par value of $.01. We are offering a maximum of 50,000,000 shares of common stock, consisting of 40,000,000 shares for sale to the public (the “Primary Offering”) and 10,000,000 shares for sale pursuant to the distribution reinvestment plan (collectively, the “Offering”).

On August 10, 2007, the Securities and Exchange Commission (“SEC”) declared our registration statement effective.  We retained Pacific Cornerstone Capital, Inc. (“PCC”), an affiliate of the Advisor, to serve as the dealer manager for the Offering.  PCC is responsible for marketing our shares being offered pursuant to the Offering.

Our dealer manager has been the subject of a non-public inquiry by FINRA focused on private placements conducted by our dealer manager during the period from January 1, 2004 through October 31, 2007.  FINRA recently informed our dealer manager that it has concluded its inquiry.  FINRA has verbally indicated their intention to allege that the dealer manager violated FINRA conduct rules 2210 (Communications with the Public), 3010 (Supervision) and 2110 (Standards of Commercial Honor and Principles of Trade) and has proposed significant sanctions.  It does not, however, propose to seek to limit our dealer manager from continuing to conduct its business. Our dealer manager believes that it has complied within the conduct requirements of these rules and intends to challenge these findings under FINRA’s dispute resolution protocol before an independent hearing panel.  If the hearing panel finds against the dealer manager and imposes sanctions against our dealer manager, its business could be materially adversely impacted, which could impact our offering.

On June 20, 2008, we filed a post-effective amendment to the registration statement relating to our initial public offering in order to expand our investment strategy to include, in addition to multi-tenant industrial properties, investments in healthcare and net-leased retail properties. Upon the effective date of the post-effective amendment, we began accepting subscriptions into escrow. As of August 10, 2008, we had sold approximately $1.0 million of stock to the public, which was sufficient to satisfy the minimum offering amount in all states except Minnesota, New York and Pennsylvania. On August 19, 2008, we broke escrow with respect to subscriptions received from all states except Minnesota, New York, which have minimum offering amounts of $2.5 million, and Pennsylvania, which has a minimum offering amount of $20.0 million. As of August 29, 2008, we had sold more than $2.5 million of stock to the public and broke escrow with respect to Minnesota and New York.  We intend to invest the net proceeds from the Offering primarily in real estate including health care, multi-tenant industrial, net-leased retail properties and other real estate related assets in the United States.

As of December 31, 2008, a total of approximately 1.1 million shares of our common stock had been sold for aggregate gross proceeds of approximately $10.5 million.

3.	Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding our consolidated financial statements. Such financial statements and accompanying notes are the representations of our management, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Adoption of Accounting Pronouncements

On January 1, 2009, we adopted Statement of Financial Accounting Standards No. 160 (“SFAS 160”), which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS160 also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented.  In periods subsequent to the adoption of SFAS 160, we will periodically evaluate individual noncontrolling interests for the ability to continue to recognize the noncontrolling interest as permanent equity in the consolidated balance sheets. Any noncontrolling interest that fails to qualify as permanent equity will be reclassified as temporary equity and adjusted to the greater of (a) the carrying amount, or (b) its redemption value as of the end of the period in which the determination is made.

The principal effect on the prior year balance sheets related to the adoption of SFAS 160 is summarized as follows:

	December 31,
Balance Sheets	2008	2007
Equity (deficit), as previously reported	$5,369,000	$(132,000)
Increase for SFAS 160 reclass of noncontrolling interest	-	127,000
Equity (deficit), as adjusted	$5,369,000	$(5,000)

Additionally, the adoption of SFAS 160 requires that net loss be adjusted to include the net loss attributable to the noncontrolling interest, and a new separate caption for net loss attributable to common stockholders be presented in the consolidated statement of operations. Thus, after adoption of SFAS 160, net loss increased by $121,000 and $73,000 for the years ended December 31,  2008 and 2007, respectively, and net loss attributable to common stockholders will be equal to net loss as previously reported prior to the adoption of SFAS 160.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

Investments in Real Estate

We account for all acquisitions in accordance with Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 141, “Business Combinations” (“FAS 141”) as amended by SFAS No 141 (R), “Business Combinations”.  Please see Recently Issued Accounting Pronouncements below. Upon acquisition of a property, we will allocate the purchase price of the property based upon the fair value of the assets acquired, which generally consist of land, buildings, site improvements, tenant improvements, leasing commissions and intangible assets including in-place leases and above market and below market leases.  We will allocate the purchase price to the fair value of the tangible assets of an acquired property by valuing the property as if it were vacant. The value of the building will be depreciated over an estimated useful life of 39 years.

The purchase price will be further allocated to in-place lease values based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the respective tenant.  The value of in-place lease intangibles, which will be included as a component of investments in real estate, is amortized to expense over the remaining lease term.

Acquired above and below market leases will be valued based on the present value of the difference between prevailing market rates and the in-place rates over the remaining lease term. The value of acquired above and below market leases will be amortized over the remaining non-cancelable terms of the respective leases as an adjustment to rental revenue on our condensed consolidated statements of operations.

We will amortize the value of in-place leases and above and below market leases over the initial term of the respective leases. Should a tenant terminate its lease, the unamortized portion of the above or below market lease value will be charged to revenue.  If a lease is terminated prior to its expiration, the unamortized portion of the tenant improvements, leasing commissions, intangible lease assets or liabilities and the in-place lease value will be immediately charged to expense.

Impairment of Real Estate Assets

Rental properties, properties undergoing development and redevelopment, land held for development and intangibles will be individually evaluated for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), when conditions exist which may indicate that it is probable that the sum of expected future undiscounted cash flows is less than the carrying amount.  Impairment indicators for our rental properties, properties undergoing development and redevelopment, and land held for development will be assessed by project and include, but will not be limited to, significant fluctuations in estimated net operating income, occupancy changes, construction costs, estimated completion dates, rental rates and other market factors.  We will assess the expected undiscounted cash flows based upon numerous factors, including, but not limited to, appropriate capitalization rates, construction costs, available market information, historical operating results, known trends and market/economic conditions that may affect the property and our assumptions about the use of the asset, including, if necessary, a probability-weighted approach if multiple outcomes are under consideration.  Upon determination that an impairment has occurred and that the future undiscounted cash flows are less than the carrying amount, a write-down will be recorded to reduce the carrying amount to its estimated fair value.

Uncertain Tax Positions

In accordance with the requirements of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 (“FIN 48”), favorable tax positions are included in the calculation of tax liabilities if it is more likely than not that the Company’s adopted tax position will prevail if challenged by tax authorities. As a result of our REIT status, we are able to claim a dividends-paid deduction on our tax return to deduct the full amount of common dividends paid to stockholders when computing our annual taxable income, which results in our taxable income being passed through to our stockholders. Since this dividends-paid deduction has historically exceeded our taxable income, we have historically had significant return of capital to our stockholders. In order for us to be required to record any unrecognized tax benefits or additional tax liabilities in accordance with FIN 48, any adjustment for potential uncertain tax positions would need to exceed the return of capital.

A REIT is subject to a 100% tax on the net income from prohibited transactions. A “prohibited transaction” is the sale or other disposition of property held primarily for sale to customers in the ordinary course of a trade or business. There is a safe harbor which, if met, expressly prevents the IRS from asserting the prohibited transaction test. We have not had any sales of properties to date.

Consolidation Considerations for Our Investments in Joint Ventures

The FASB issued Interpretation No. 46 (“FIN 46R”) (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“ARB 51”), which addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights and accordingly should consolidate the entity.  Before concluding that it is appropriate to apply the ARB 51 voting interest consolidation model to an entity, an enterprise must first determine that the entity is not a variable interest entity (VIE).  We evaluate, as appropriate, our interests, if any, in joint ventures and other arrangements to determine if consolidation is appropriate.

Revenue Recognition and Valuation of Receivables

Our revenues, which will be comprised largely of rental income, will include rents reported on a straight-line basis over the initial term of the lease. Since our leases may provide for free rent, lease incentives, or other rental increases at specified intervals, we will be required to straight-line the recognition of revenue, which will result in the recording of a receivable for rent not yet due under the lease terms.

Depreciation of Real Property Assets

We will be required to make subjective assessments as to the useful lives of depreciable assets. We will consider the period of future benefit of the asset to determine the appropriate useful lives.

Depreciation of our assets is expected to be charged to expense on a straight-line basis over the assigned useful lives.

Noncontrolling Interest in Consolidated Subsidiary

Due to the control through our general partnership interest in the Operating Partnership, the Operating Partnership is consolidated with us and the limited partner interest is reflected as noncontrolling interest and is included as a component of equity in the accompanying balance sheets.

Income Taxes

We will be electing to be taxed as a REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) beginning with our taxable year ending December 31, 2008.  To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of the REIT’s ordinary taxable income to stockholders.  As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders.  If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service granted us relief under certain statutory provisions.  Such an event could materially adversely affect our net income and net cash available for distribution to stockholders.  However, we believe that we will be organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner so that we will remain qualified as a REIT for federal income tax purposes.

During the year ended December 31, 2008, we generated a deferred tax asset of approximately $326,000. Because we intend to qualify as a REIT in 2008, which would not allow for the realization of the deferred tax asset, a valuation allowance of a like amount was recorded.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk are primarily cash investments; cash is generally invested in investment-grade short-term instruments.  Currently, the Federal Deposit Insurance Corporation, or FDIC, generally, only insures amounts up to $250,000 per depositor per insured bank. This amount is scheduled to be reduced to $100,000 after December 31, 2009.  As of December 31, 2008 we had cash accounts in excess of FDIC insured limits.

Fair Value of Financial Instruments

Effective January 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), on a prospective basis, as amended by FASB Staff Position SFAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP FAS 157-1”) and FASB Staff Position SFAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and provides for expanded disclosure about fair value measurements. SFAS 157 applies prospectively to all other accounting pronouncements that require or permit fair value measurements. FSP FAS 157-1 amends SFAS 157 to exclude from the scope of SFAS 157 certain leasing transactions accounted for under Statement of Financial Accounting Standards No. 13, “Accounting for Leases.” FSP FAS 157-2 amends SFAS 157 to defer the effective date of SFAS 157 for all non-financial assets and non-financial liabilities except those that are recognized or disclosed at fair value in the financial statements on a recurring basis to fiscal years beginning after November 15, 2008. The adoption of SFAS 157 did not have a material impact on the our consolidated financial statements since we generally do not record our financial assets and liabilities in its consolidated financial statements at fair value.

Effective January 1, 2008, we also adopted, on a prospective basis, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The adoption of SFAS 159 did not have a material impact on our consolidated financial statements since we elected not to apply the fair value option for any of our eligible financial instruments or other items.

We generally determine or calculate the fair value of financial instruments using quoted market prices in active markets when such information is available or using appropriate present value or other valuation techniques, such as discounted cash flow analyses, incorporating available market discount rate information for similar types of instruments and our estimates for non-performance and liquidity risk. These techniques are significantly affected by the assumptions used, including the discount rate, credit spreads, and estimates of future cash flow.

We will adopt SFAS 157 to its non-financial assets and non-financial liabilities on January 1, 2009 in accordance with FSP FAS 157-2. Management believes the adoption of SFAS 157 to our non-financial assets and liabilities will not have a material impact to our consolidated financial statements.

The SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of fair value information about financial instruments whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value.

Our consolidated balance sheets include the following financial instruments: cash and cash equivalents, prepaid expenses and other assets, acquisition deposits and deferred financing costs, accounts payable and accrued expenses, payable to related parties, and distribution payable. We consider the carrying values of cash and cash equivalents, prepaid expenses and other assets, acquisition deposits and deferred financing costs, accounts payable and accrued expenses, payable to related parties, and distribution payable to approximate fair value for these financial instruments because of the short period of time between origination of the instruments and their expected payment.

Per Share Data

We report earnings per share pursuant to SFAS No. 128, “Earnings Per Share.” Basic earnings per share attributable for all periods presented are computed by dividing the net loss attributable to common stockholders by the weighted average number of shares outstanding during the period. Diluted earnings per share are computed based on the weighted average number of shares and all potentially dilutive securities, if any.

Net loss per share attributable to common stockholders is calculated as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2007	October 16, 2006 (date of inception) to December 31, 2006
Net loss attributable to common stockholders	$(1,106,000)	$(133,000)	$-
Net loss per share attributable to common stockholders — basic and diluted	$(12.90)	$(1,330.00)	$-
Weighted average number of shares outstanding — basic and diluted	85,743	100	100

We follow SFAS No. 123(R), Share-Based Payment, to account for our stock compensation pursuant to our 2008 Employee and Director Incentive Stock Plan. See Note 5, Stockholders’ Equity.

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could materially differ from those estimates.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations” (SFAS 141(R)).  In summary, SFAS 141(R) requires the acquirer of a business combination to measure at fair value the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, with limited exceptions.  The standard is effective for fiscal years beginning after December 15, 2008, and is to be applied prospectively, with no earlier adoption permitted.  The adoption of this standard required us to expense approximately $398,000 of acquistion related costs in 2008 that related to our 2009 future real estate acquisitions. We have not yet determined the impact to our consolidated 2009 financial statements in adopting this standard. We adopted this standard on January 1, 2009 and have expensed acquisition costs prospectively.

In April 2008, the FASB issued FASB Staff Position SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 intends to improve the consistency between the useful life of recognized intangible assets under SFAS No. 142, Goodwill and Other Intangible Assets, and the period of expected cash flows used to measure the fair value of the assets under SFAS No. 141(R). FSP FAS 142-3 amends the factors an entity should consider in developing renewal or extension assumptions in determining the useful life of recognized intangible assets.  It requires an entity to consider its own historical experience in renewing or extending similar arrangements, or to consider market participant assumptions consistent with the highest and best use of the assets if relevant historical experience does not exist.  In addition to the required disclosures under SFAS No. 142, FSP FAS 142-3 requires disclosure of the entity’s accounting policy regarding costs incurred to renew or extend the term of recognized intangible assets, the weighted average period to the next renewal or extension, and the total amount of capitalized costs incurred to renew or extend the term of recognized intangible assets.  FSP FAS 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008.  While the standard for determining the useful life of recognized intangible assets is to be applied prospectively only to intangible assets acquired after the effective date, the disclosure requirements shall be applied prospectively to all recognized intangible assets as of, and subsequent to, the effective date.  Early adoption is prohibited.  The adoption of FSP FAS 142-3 did not have a material impact on our consolidated financial statements.

4.	Payable to Related Parties

Payable to related parties represents amounts incurred by the Advisor for services provided to the Company of approximately $2.5 million as of December 31, 2008 in connection with the Offering.

5.	Stockholders’ Equity

Common Stock

Our articles of incorporation authorize 580,000,000 shares of common stock with a par value of $0.01 and 20,000,000 shares of preferred stock with a par value of $0.01.  As of December 31, 2008, we had issued approximately 1.1 million shares of common stock.  This excludes shares issued under the distribution reinvestment plan.

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan that allows our stockholders to have dividends and other distributions otherwise distributable to them invested in additional shares of our common stock.   We have registered 10,000,000 shares of our common stock for sale pursuant to the distribution reinvestment plan.  The purchase price per share is 95% of the price paid by the purchaser for our common stock, but not less than $9.50 per share.  As of December 31, 2008, we have issued approximately 6,644 shares under the distribution reinvestment plan.   We may amend or terminate the distribution reinvestment plan for any reason at any time upon 10 days prior written notice to participants.

Employee and Director Incentive Stock Plan

We have adopted an Employee and Director Incentive Stock Plan (“the Plan”) which provides for the grant of awards to our directors and full-time employees, as well as other eligible participants that provide services to us. We have no employees, and we do not intend to grant awards under the Plan to persons who are not directors of ours. Awards granted under the Plan may consist of nonqualified stock options, incentive stock options, restricted stock, share appreciation rights, and dividend equivalent rights. The term of the Plan is 10 years. The total number of shares of common stock reserved for issuance under the Plan is equal to 10% of our outstanding shares of stock at any time.

Upon our inception, we adopted the provisions of Statement of Financial Accounting Standards No. 123R (“SFAS 123R”), “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values.   There had been no share-based awards issued as of December 31, 2008.

6.	Related Party Transactions

Our company has no employees.  Our Advisor is primarily responsible for managing our business affairs and carrying out the directives of our board of directors.  We have an Advisory agreement with the Advisor and a dealer manager agreement with PCC which entitle the Advisor and PCC to specified fees upon the provision of certain services with regard to the Offering and investment of funds in real estate projects, among other services, as well as reimbursement for organizational and offering costs incurred by the Advisor and PCC on our behalf and reimbursement of certain costs and expenses incurred by the Advisor in providing services to us.

Advisory Agreement

Under the terms of the Advisory agreement, our Advisor will use commercially reasonable efforts to present to us investment opportunities to provide a continuing and suitable investment program consistent with the investment policies and objectives adopted by our board of directors. The Advisory agreement calls for our Advisor to provide for our day-to-day management and to retain property managers and leasing agents, subject to the authority of our board of directors, and to perform other duties.

The fees and expense reimbursements payable to our Advisor under the Advisory agreement are described below.

Organizational and Offering Costs.  Organizational and offering costs of the Offering are being paid by the Advisor on our behalf and will be reimbursed to the Advisor from the proceeds of the Offering.  Organizational and offering costs consist of all expenses (other than sales commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable offering expenses, including, but not limited to, (i) amounts to reimburse our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Advisor and its affiliates in connection with registering and marketing our shares (ii) technology costs associated with the offering of our shares; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses.   In no event will we have any obligation to reimburse the Advisor for organizational and offering costs totaling in excess of 3.5% of the gross proceeds from the Primary Offering. As of December 31, 2008, the advisor and its affiliates had incurred on our behalf organizational and offering costs totaling approximately $2.8 million in organization and offering expenses, including approximately $0.1 million of organizational costs that have been expensed, of which, approximately $0.4 million had been reimbursed to the Advisor.   As of December 31, 2007, the advisor and its affiliates had incurred on our behalf organizational and offering costs totaling approximately $2.4 million, of which, none had been reimbursed to the Advisor.

Acquisition Fees and Expenses.  The Advisory Agreement requires us to pay the Advisor acquisition fees in an amount equal to 2% of the investments acquired, including any debt attributable to such investments.  A portion of the acquisition fees will be paid upon receipt of the offering proceeds after reaching the minimum offering amount, and the balance will be paid at the time we acquire a property.  However, if the Advisory Agreement is terminated or not renewed, the Advisor must return acquisition fees not yet allocated to one of our investments.   In addition, we are required to reimburse the Advisor for direct costs the Advisor incurs and amounts the Advisor pays to third parties in connection with the selection and acquisition of a property, whether or not ultimately acquired. For the year ended December 31, 2008 and 2007, the advisor earned approximately $210,000 and $0 in acquisition fees, respectively, which had been expensed as incurred in anticipation of our adoption of SFAS 141 (R) effective January 1, 2009.   No acquisition fees were earned in 2006.

Management Fees.  The Advisory agreement requires us to pay the Advisor a monthly asset management fee of one-twelfth of 1.0% of the sum of the aggregate basis book carrying values of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, calculated in accordance with generally accepted accounting principles in the United States of America (GAAP).  In addition, we will reimburse the Advisor for the direct costs and expenses incurred by the Advisor in providing asset management services to us.  These fees and expenses are in addition to management fees that we expect to pay to third party property managers.  No asset management fees were incurred or paid to the Advisor in 2008, 2007 or 2006.

Operating Expenses. The Advisory agreement provides for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us.  For years ended December 31, 2008 and 2007, $448,000 and $41,000 of such costs were incurred, respectively.  No such costs were incurred in 2006. The Advisor must pay or reimburse us the amount by which our aggregate annual operating expenses exceed the greater of 2% of our average invested assets or 25% of our net income unless a majority of our independent directors determine that such excess expenses were justified based on unusual and non-recurring factors.

Disposition Fee.  The Advisory agreement provides that if the Advisor or its affiliate provides a substantial amount of the services (as determined by a majority of our directors, including a majority of our independent directors) in connection with the sale of one or more properties, we will pay the Advisor or such affiliate shall receive at closing a disposition fee up to 3% of the sales price of such property or properties.  This disposition fee may be paid in addition to real estate commissions paid to non-affiliates, provided that the total real estate commissions (including such disposition fee) paid to all persons by us for each property shall not exceed an amount equal to the lesser of (i) 6% of the aggregate contract sales price of each property or (ii) the competitive real estate commission for each property.  We will pay the disposition fees for a property at the time the property is sold. No such costs were incurred in 2008, 2007 and 2006.

Subordinated Participation Provisions.  The Advisor is entitled to receive a subordinated participation upon the sale of our properties, listing of our common stock or termination of the Advisor, as follows:

•
After we pay stockholders cumulative distributions equal to their invested capital plus a 6% cumulative, non-compounded return, the advisor will be paid a subordinated participation in net sale proceeds ranging from a low of 5% of net sales provided investors have earned annualized return of 6% to a high of 15% of net sales proceeds if investors have earned annualized returns of 10% or more.

•
Upon termination of the advisory agreement, the advisor will receive the subordinated performance fee due upon termination.  This fee ranges from a low of 5% of the amount by which the sum of the appraised value of our assets minus our liabilities on the date the advisory agreement is terminated plus total distributions (other than stock distributions) paid prior to termination of the advisory agreement exceeds the amount of invested capital plus annualized returns of 6%, to a high of 15% of the amount by which the sum of the appraised value of our assets minus its liabilities plus all prior distributions (other than stock distributions) exceeds the amount of invested capital plus annualized returns of 10% or more.

•
In the event we list our stock for trading, the advisor will receive a subordinated incentive listing fee instead of a subordinated participation in net sales proceeds.  This fee ranges from a low of 5% of the amount by which the market value of our common stock plus all prior distributions (other than stock distributions) exceeds the amount of invested capital plus annualized returns of 6%, to a high of 15% of the amount by which the sum of the market value of our stock plus all prior distributions (other than stock distributions) exceeds the amount of invested capital plus annualized returns of 10% or more.

Dealer Manager Agreement

PCC, as dealer manager, is entitled to receive a sales commission of up to 7% of gross proceeds from sales in the Primary Offering.  PCC, as Dealer Manager, is also entitled to receive a dealer manager fee equal to up to 3% of gross proceeds from sales in the Primary Offering.  The Dealer Manager is also entitled to receive a reimbursement of bona fide due diligence expenses up to 0.5% of the gross proceeds from sales in the Primary Offering.  The Advisory agreement requires the Advisor to reimburse us to the extent that offering expenses including sales commissions, dealer manager fees and organization and offering expenses (but excluding acquisition fees and acquisition expenses discussed above) to the extent are in excess of 13.5% of gross proceeds from the Offering.  For the periods ended December 31, 2008, 2007 and 2006, we incurred approximately $1.0 million, $0 and $0 million, respectively, payable to PCC for dealer manager fees and sales commissions.

7.	Commitments and Contingencies

Commitments

On November 11, 2008, we entered into a definitive agreement to purchase an existing assisted living facility, Caruth Haven Court from SHP II Caruth, LP, a non-related party, for a purchase price of approximately $20.5 million.   We completed the purchase on January 22, 2009.  The acquisition was funded with net proceeds raised from our ongoing public offering and a secured bridge loan obtained from Cornerstone Operating Partnership, L.P.

Litigation

We are not presently subject to any material litigation nor, to our knowledge, any material litigation threatened against us which if determined unfavorably to us would have a material adverse effect on our consolidated cash flows, financial condition or results of operations.

8.	Selected Quarterly Data (unaudited)

Set forth below is certain unaudited quarterly financial information. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly, and in accordance with generally accepted accounting principles, the selected quarterly information when read in conjunction with the consolidated financial statements.

	Quarters Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
Expenses	$471,000	$389,000	$177,000	$196,000
Operating loss	(471,000)	(389,000)	(177,000)	(196,000)

Net loss	$(466,000)	$(387,000)	$(177,000)	$(197,000)
Net loss attributable to common stockholders	$(469,000)	$(390,000)	$(158,000)	$(89,000)

Net loss per share attributable to common stockholders — basic and diluted	$(0.63)	$(3.62)	$(1,580.00)	$(890.00)

Weighted average shares	748,006	107,743	100	100

	Quarters Ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
Expenses	$115,000	$94,000	$—	$—
Operating loss	(115,000)	(94,000)	—	—

Net (loss) income	$(115,000)	$(95,000)	$2,000	$2,000
Net (loss) income attributable to common sockholders	$(86,000)	$(51,000)	$2,000	$2,000

Net (loss) income per share attributable to common stockolders— basic and diluted	$(860.00)	$(510.00)	$20.00	$20.00

Weighted average shares	100	100	100	100

9.	Subsequent Event

On January 22, 2009, we purchased an existing assisted–living facility, Caruth Haven Court, from SHP II Caruth, LP, a non-related party, for a purchase price of approximately $20.5 million.  The acquisition was funded with net proceeds raised from our ongoing public offering and a secured bridge loan obtained from Cornerstone Operating Partnership, L.P.

In connection with the acquisition of the Caruth Haven Court, we entered into a $14 million acquisition bridge loan secured by the property with Cornerstone Operating Partnership, L.P. a wholly owned subsidiary of Cornerstone Core Properties REIT, Inc., a publicly offered, non-traded REIT sponsored by affiliates of our sponsor.  All of our officers are also officers of Cornerstone Core Properties REIT and one of our directors is also a director of Cornerstone Core Properties REIT.  The terms of the acquisition bridge loan were approved by our independent directors, deemed competitive and commercially reasonable and on terms no less favorable to us than loans between unaffiliated parties under the same circumstances. We paid a loan origination fee of 0.75% to the lender upon closing.